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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-115178 and No. 333-122569) of United America Indemnity, Ltd. of our report dated March 15, 2005 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of United America Indemnity, Ltd. and our report dated February 16, 2004 relating to the financial statements and financial statement schedules of Wind River Investment Corporation, which appear in this Form 10-K.



PricewaterhouseCoopers LLP
Philadelphia, PA
March 15, 2005